Exhibit 99.(h)(29)

ELEVENTH AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

THE CREDIT SUISSE FUNDS LISTED ON SCHEDULE B

AND

STATE STREET BANK AND TRUST COMPANY

This Eleventh Amendment (this “Amendment”) dated as of October 4, 2012 is between each of the Credit Suisse Funds listed on Schedule B to the Agreement as defined below, (each a “Company”) on behalf of itself or each of its portfolios, if any, listed on Schedule B, severally and not jointly (each a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, its affiliates or subsidiaries (“State Street”).

Reference is made to a Securities Lending Authorization Agreement dated March 17, 2004 between the Funds and State Street, as amended, and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend the Agreement to add three new funds.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respect:

1.             Definitions.  All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.             Amendment.  The Agreement is hereby amended by deleting Schedule B thereto in its entirety and substituting the Schedule B attached to this Amendment in its place.

3.             Miscellaneous.  Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect.  This Amendment shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

4.             Effective Date.  This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

THE CREDIT SUISSE FUNDS listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY
By:	/s/Karen Regan	By:	/s/Gino L. Timperio
Name: Karen Regan		Name: Gino L. Timperio
Title: Secretary		Title: Senior Managing Director

Schedule B

Effective September 28, 2012

The Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 17th day of March 2004 between the CREDIT SUISSE FUNDS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Company	Portfolio	Fund Number	Tax ID	Tax Year- End

Credit Suisse Trust	Commodity Return Strategy Portfolio	TH87	11-3757399	12/31

Credit Suisse Asset Management Income Fund	n/a	TH96	04-3230507	12/31

Credit Suisse Opportunity Funds	Credit Suisse Floating Rate High Income Fund	TH45	13-4042415	10/31
	Credit Suisse Multialternative Strategy Fund	TH97	45-4342458	10/31
	Credit Suisse Managed Futures Fund	TH9D	46-0709451	10/31
	Credit Suisse Strategic Income Fund	TH9A	46-0745221	10/31

Credit Suisse Commodity Strategy Funds	Credit Suisse Commodity Return Strategy Fund	TH85	06-1734448	10/31
	Credit Suisse Commodity ACCESS Strategy Fund	TH9B	90-0876686	10/31

Credit Suisse High Yield Bond Fund	n/a	TH82	13-4009166	10/31